Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of ImmunoCellular Therapeutics, Ltd. on Form S-3 (File No. 333-208788) and Forms S-8 (File Nos. 333-214608, 333-192177, 333-183715, 333-171652, 333-155199, 333-151968 and 333-147278) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 9, 2017, with respect to our audits of the consolidated financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which report is included in this Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2016.

/s/ Marcum LLP
Marcum LLP
Irvine, CA
March 9, 2017